Exhibit 99.1

News Release

RSP Permian, Inc. Announces Second Quarter 2016 Financial and Operating Results and Updates 2016 Annual Guidance

Dallas, Texas - August 8, 2016 - RSP Permian, Inc. (“RSP” or the “Company”) (NYSE: RSPP) today reported financial and operating results for the quarter ended June 30, 2016 and updated its 2016 annual guidance. In addition, the Company filed its Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 with the Securities and Exchange Commission (the “SEC”) and posted a presentation that supplements the information in this release to its website at www.rsppermian.com.

Second Quarter 2016 Highlights

•	Production increased by 33% to 26.4 MBoe/d as compared to 2Q15 and increased by 7% as compared to 1Q16

•	Net loss of $9.8 million, or ($0.10) per diluted share. Adjusted Net Loss, which does not include impairment, non-cash loss on derivatives, and non-recurring, non-cash compensation among other items, was $3.8 million, or ($0.04) per diluted share

•	Adjusted EBITDAX increased by 64% to $58.5 million as compared to 1Q16

•	Cash operating expenses were $9.99 per Boe, consistent with 1Q16

•	Completed 11 operated horizontal wells (10 Lower Spraberry and one Wolfcamp A) and one operated vertical well

•	Completed four Lower Spraberry wells in the Johnson Ranch lease in Martin County with combined initial production rates exceeding 4,700 Boe/d (average lateral length of ~7,100)

•	RSP’s previously announced first four horizontal wells completed in western Glasscock County, which had RSP record initial production rates, continue to significantly outperform the Company’s type curves. The two Calverley area long laterals (~10,000’) exceed peer 1 MMBoe type curve and the two Woody area short laterals (~5,000’), unadjusted for lateral length, are also performing in-line with peer 1 MMBoe type curve with average cumulative production after 210 days of 228 MBoe for the long laterals and 133 MBoe for the short laterals

•	Updated annual guidance: Expected 2016 average daily production increased by 10% at the mid-point to 26,500 - 28,500 Boe/d, primarily due to increased well productivity, and development capital expenditure budget increased to $285 - $315 million. The incremental investment will primarily impact the Company’s 2017 production profile

•	Enhanced oil hedge position to mitigate downside pricing risk in 2H 2016 while leaving upside intact, with 67% of expected 2H 2016 oil production protected with $45.00 deferred premium puts

•	Continued to block up core leasehold position, closing an additional $14 million of bolt-on acquisitions during the second quarter, bringing total year-to-date acquisitions to $55 million through July

•	Maintained strong liquidity position, including $33 million of cash and an undrawn $600 million revolving credit facility at quarter-end

Steve Gray, Chief Executive Officer, stated, “Even with a moderated capex pace in the second quarter, RSP increased production while maintaining a lean cost structure and strong capital efficiency, and we generated more in Adjusted EDITDAX than we spent in development capital. Due to better than expected results and continuing improvement in well productivity, we increased our annual production outlook for 2016 and raised our development capital budget for the remainder of the year. The increased investment during the second half of 2016 will position us for a higher growth profile in 2017. While we have substantial organic growth potential, with a deep inventory of horizontal drilling locations targeting a tremendous resource base, we are focused on generating economic returns over growth and have flexibility to alter our operating plans to match the prevailing commodity price environment.”

Quarterly Operational Results

	Three Months Ended June 30,
	2016	2015
Production data:
Oil (MBbls)	1,760	1,377
Natural gas (MMcf)	1,725	1,029
NGLs (MBbls)	355	260

Total (MBoe)	2,403	1,809

Average net daily production (Boe/d)	26,407	19,879

Average prices before effects of hedges (1) (2):
Oil (per Bbl)	$30.35	$53.68
Natural gas (per Mcf)	1.47	1.97
NGLs (per Bbl)	11.69	9.69

Total (per Boe)	$33.91	$43.37

Average realized prices after effects of hedges (1) (2):
Oil (per Bbl)	$43.05	$67.22
Natural gas (per Mcf)	1.47	1.97
NGLs (per Bbl)	11.69	9.69

Total (per Boe)	$34.32	$53.68

Average costs (per Boe):
Lease operating expenses (excluding gathering and transportation)	$5.37	$7.63
Gathering and transportation	0.49	0.49
Production and ad valorem taxes	2.06	2.99
Depreciation, depletion and amortization	19.68	21.90
General and administrative - recurring cash component	2.06	2.47
General and administrative - recurring stock comp (3)	1.46	1.14
General and administrative - non-recurring stock comp (4)	0.28	0.19

(1)	Average prices shown in the table reflect prices both before and after the effects of our cash payments/receipts on our commodity derivative transactions. Our calculation of such effects includes realized gains or losses on cash settlements for commodity derivative transactions and an adjustment to reflect premiums incurred previously or upon settlement that are attributable to instruments settled in the period, if applicable.
(2)	Average prices for oil are net of transportation costs. Average prices for natural gas do not include transportation costs; instead, transportation costs related to our gas production and sales are included in gathering and transportation which is included in lease operating expenses in our consolidated statements of operations. No transportation costs are associated with NGL production and sales.

(3)	Represents compensation expense related to restricted stock awards and performance share awards granted as part of the Company’s ongoing compensation and retention programs.
(4)	Non-recurring stock comp in 2015 includes compensation expense related to the successful completion of the Company’s initial public offering and related expenses associated with one-time restricted stock awards. Non-recurring stock comp in 2016 is a one-time compensation charge associated with the retirement of an officer of the Company.

Production volumes for the quarter ended June 30, 2016 averaged 26,407 Boe/d or a total of 2,403 MBoe, an increase of 33% over prior year’s second quarter of 19,879 Boe/d. Production for the second quarter of 2016 was comprised of 73% crude oil, 12% natural gas and 15% NGLs. RSP’s average realized commodity price per barrel of oil equivalents for the second quarter of 2016, before the effects of hedges, was $33.91. RSP’s average realized oil price for the second quarter of 2016, before the effects of hedges, was $42.50 per barrel, a negative $3.09 differential compared to average NYMEX WTI pricing of $45.59 per barrel for the same period, or 93% of NYMEX WTI pricing. RSP’s average realized natural gas price for the second quarter of 2016, before the effects of hedges, was $1.47 per Mcf, a negative $0.48 differential compared to average NYMEX Henry Hub pricing of $1.95 per MMBtu for the same period, or 75% of NYMEX Henry Hub pricing. RSP’s average realized NGL price for the second quarter of 2016, before the effects of hedges, was $11.69 per Bbl, or 26% of NYMEX WTI pricing for the same time period. Per unit cash operating expenses excluding interest expense but including lease operating expense, gathering and transportation expense, production and ad valorem taxes and recurring cash general and administrative expenses were $9.99 per Boe, a 26% decrease from prior year’s comparable quarter.

Operational Update

The Company operated two horizontal drilling rigs during the second quarter and one full-time completion crew. RSP drilled 10 operated horizontal wells and completed 11 operated horizontal wells (10 Lower Spraberry and one Wolfcamp A). The Company began the quarter with 20 operated horizontal drilled but uncompleted wells (“DUCs”) and exited the quarter with a total of 19 operated horizontal DUCs. On a non-operated basis, the Company began the quarter with 20 non-operated horizontal DUCs and exited the quarter with a total of 24 non-operated horizontal DUCs.

	2Q16 Wells
	Drilled	Completed	Drilled but Uncompleted Wells (DUCs)
Operated Wells
Horizontal	10	11	19
Vertical	—	1	—

Total Operated	10	12	19

Non-Operated Wells
Horizontal	10	6	24
Vertical	—	—	—

Total Non-Operated	10	6	24

Total Wells
Horizontal	20	17	43
Vertical	—	1	—

Total Wells	20	18	43

Two of the drilled operated horizontal wells noted above were included in a second quarter 2016 acquisition, in which the Company purchased these wells after being drilled but prior to completion activities. RSP took over as operator of the properties and commenced completion activities.

Quarterly Financial Results

	Three Months Ended
	June 30,		March 31,
	2016	2015	2016
	(In thousands, except for per share data)
Total Revenues	$81,485	$78,465	$55,815
Net Cash from Derivative Instruments	974	18,646	1,950

Adjusted Total Revenues	82,459	97,111	57,765

Net Loss	$(9,801)	$(5,453)	$(17,416)
Net Loss per Common Share - Diluted	(0.10)	(0.07)	(0.17)
Adjusted Net Income (Loss) (1)	(3,758)	13,046	(16,231)
Adjusted Net Income (Loss) per Common Share - Diluted	(0.04)	0.16	(0.16)

Adjusted EBITDAX (1)	$58,453	$72,552	$35,610

(1)	Adjusted EBITDAX and Adjusted Net Income are non-GAAP financial measures. For a definition of Adjusted EBITDAX and Adjusted Net Income and a reconciliation of Adjusted EBITDAX and Adjusted Net Income to Net Income, see “Use of Non-GAAP financial measures” and our quarterly statements of operations at the end of this release.

For the quarter ended June 30, 2016, total revenues, excluding the revenue impact from realized derivative instruments, were $81.5 million, a 4% increase over the prior year quarter of $78.5 million. Adjusted total revenues, including the net cash from derivative instruments, were $82.5 million, a 15% decrease from the prior year quarter of $97.1 million. Net loss for the second quarter of 2016 was $9.8 million, or ($0.10) per diluted share, while the net loss for the prior year quarter was $5.5 million, or ($0.07) per diluted share. Adjusted Net Loss for the second quarter of 2016 was $3.8 million, or ($0.04) per diluted share, compared with Adjusted Net Income for the prior year quarter of $13.0 million or $0.16 per diluted share. Adjusted EBITDAX was $58.5 million, a 19% decrease from the prior year quarter of $72.6 million.

Capital Expenditures

RSP’s development capital expenditures, which includes our investment in drilling and completing wells, infrastructure, capitalized workovers, and other, but excludes the cost of acquisitions, for the quarter ended June 30, 2016 totaled $57.6 million ($56.5 million of drilling and completion and $1.1 million of infrastructure and other). Of the development capital, approximately $11.2 million, or 19%, was spent on non-operated properties. Additionally, the Company closed $14.4 million of acquisitions of oil and gas properties, bringing total capital expenditures for the quarter to $72.0 million.

Liquidity

As of June 30, 2016, the Company had no borrowings outstanding on its revolving credit facility, which has a $600 million borrowing base, and had $33 million of cash on hand, for total liquidity available of $632 million after deducting outstanding letters of credit.

Hedging

RSP recently added additional deferred premium puts and currently has hedging arrangements that cover 2,775,000 barrels of oil production for the remainder of 2016. As noted in the table below, the Company has outstanding three-way collars covering 240,000 barrels of oil production at a ceiling price of $74.41 per barrel, a floor price of $55.00 per barrel and a short-put price of $45.00 per barrel, and has deferred premium puts covering 2,535,000 barrels of oil production at a floor price of $45.00 per barrel ($42.35 net of deferred premium).

Description & Production Period	Volume (Bbls)	Weighted Average Ceiling price ($/Bbl) (1)	Weighted Average Floor price ($/Bbl) (1)	Weighted Average Short-Put price ($/Bbl) (1)	Weighted Average Deferred Premium ($/Bbl) (2)
Three Way Collars
3Q16	120,000	$74.41	$55.00	$45.00	NA
4Q16	120,000	$74.41	$55.00	$45.00	NA
Deferred Premium Puts
3Q16	1,410,000	NA	$45.00	NA	$(2.59)
4Q16	1,125,000	NA	$45.00	NA	$(2.74)

(1)	The crude oil derivative contracts are settled based on the month’s average daily NYMEX price of West Texas Intermediate Light Sweet Crude.
(2)	The deferred premium is not paid until expiration date, aligning cash inflows and outflows with the settlement of the derivative contract.

2016 Annual Guidance Update

	1H 2016	Original	Updated
	Actual	2016 Guidance	2016 Guidance
Completions
Operated Gross Horizontal Completions	22	36 - 48	52 - 56
Operated Gross Vertical Completions	3	5	5

Production
Average Daily Production (Boe/d)	25,505	23,000 - 27,000	26,500 - 28,500
% Oil	75%	75% - 76%	75% - 76%
% Natural Gas	11%	10% - 11%	10% - 11%
% NGLs	14%	13% - 14%	13% - 14%

Development Capital Expenditures ($ in MM)
Drilling and Completion (D&C)	$122.1	$185 - $235	$270 - $290
Infrastructure, Capitalized Workovers & Other	$3.4	$15 - $25	$15 - $25

Total Development Capital Expenditures	$125.5	$200 - $260	$285 - $315
% Non-Operated	18%	10%	10% - 15%

Income Statement ($/Boe)
Lease operating expenses (including workovers)	$5.45	$5.00 - $6.00	$5.00 - $6.00
Gathering and transportation	$0.40	$0.45 - $0.50	$0.45 - $0.50
Exploration expenses	$0.10	$0.25 - $0.30	$0.10 - $0.15
General and administrative - cash component	$2.12	$2.00 - $2.50	$2.00 - $2.25
General and administrative - recurring stock comp	$1.42	$1.25 - $1.50	$1.25 - $1.50
Depreciation, depletion, and amortization ($/Boe)	$19.79	$18.00 - $20.00	$19.00 - $21.00
Production and ad valorem taxes (% of oil and gas revenues)	6.6%	7.0% - 8.0%	6.0% - 7.0%

Second Quarter 2016 Earnings Release and Conference Call

RSP will host a conference call for investors at 10:00 AM Central Time on Tuesday, August 9, 2016 to discuss second quarter 2016 results. Hosting the call will be Steve Gray, Chief Executive Officer, Zane Arrott, Chief Operating Officer and Scott McNeill, Chief Financial Officer.

The call may be accessed live over the telephone by dialing (877) 705-6003, or for international callers, (201) 493-6725. A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers (858) 384-5517. The passcode for the replay is 13638064. The replay will be available until August 23, 2016. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto RSP’s website at www.rsppermian.com in the Investor Relations section. A replay of the webcast will also be available following the call.

About RSP Permian, Inc.

RSP is an independent oil and natural gas company focused on the acquisition, exploration, development and production of unconventional oil and associated liquids-rich natural gas reserves in the Permian Basin of West Texas. The vast majority of our acreage is located on large, contiguous acreage blocks in the core of the Midland Basin, a sub-basin of the Permian Basin, primarily in the adjacent counties of Midland, Martin, Andrews, Glasscock, Dawson and Ector. The Company’s common stock is traded on the NYSE under the ticker symbol “RSPP.” For more information, visit www.rsppermian.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that RSP assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. Forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of RSP. Information concerning these risks and other factors can be found in RSP’s filings with the SEC, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, which can be obtained free of charge on the SEC’s web site located at http://www.sec.gov. RSP undertakes no obligation to update or revise any forward-looking statement.

Statements of Operations

(In thousands, except per share data)

	Three Months Ended June 30,		Three Months Ended March 31,
	2016	2015	2016
Revenues:
Oil sales	$74,799	$73,917	$51,690
Natural gas sales	2,537	2,028	2,403
NGL sales	4,149	2,520	1,722

Total revenues	81,485	78,465	55,815

Operating expenses:
Lease operating expenses	$14,094	$14,693	$13,091
Production and ad valorem taxes	4,960	5,402	4,153
Depreciation, depletion, and amortization	47,296	39,620	44,558
Asset retirement obligation accretion	123	84	113
Impairments	3,177	—	173
Exploration	405	889	64
General and administrative expenses	9,135	6,865	8,005

Total operating expenses	79,190	67,553	70,157

Operating income (loss)	$2,295	$10,912	$(14,342)

Other income (expense)
Other income (loss), net	$104	$(37)	$173
Net gain (loss) on derivative instruments	(3,684)	(12,962)	396
Interest expense	(12,954)	(9,367)	(12,941)

Total other income (expense)	(16,534)	(22,366)	(12,372)

Loss before income taxes	(14,239)	(11,454)	(26,714)

Income tax benefit	4,438	6,001	9,298

Net loss	$(9,801)	$(5,453)	$(17,416)

Net loss per common share - Basic	$(0.10)	$(0.07)	$(0.17)
Net loss per common share - Diluted	$(0.10)	$(0.07)	$(0.17)

Weighted Average Common Shares Outstanding:
Basic	100,189	83,088	100,060
Diluted	100,189	83,088	100,060

Use of Non-GAAP Financial Measures

We define Adjusted EBITDAX as oil and gas revenues including net cash receipts (payments) on settled derivative instruments and premiums paid on put options that settled during the period, less lease operating expenses, production and ad valorem taxes, and general and administrative expenses excluding stock based compensation. Adjusted Net Income deducts from Adjusted EBITDAX depreciation, depletion, and amortization, accretion on asset retirement obligations, exploration expenses, interest expense, stock-based compensation and adjusted income tax expense.

Management believes Adjusted EBITDAX and Adjusted Net Income are useful because they allow us to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure. We exclude the items listed above in arriving at Adjusted EBITDAX and Adjusted Net Income because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX and Adjusted Net Income should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDAX and Adjusted Net Income are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. Our computations of Adjusted EBITDAX and Adjusted Net Income may not be comparable to other similarly titled measures of other companies.

The following tables include a reconciliation of the non-GAAP financial measures of Adjusted EBITDAX and Adjusted Net Income to the GAAP financial measure of net income.

Reconciliation of Adjusted EBITDAX to Net Income

(In thousands)

	Three Months Ended June 30,		Three Months Ended March 31,
	2016	2015	2016
Net income (loss)	$(9,801)	$(5,453)	$(17,416)
Interest expense	12,954	9,367	12,941
Income tax expense (benefit)	(4,438)	(6,001)	(9,298)
Depreciation, depletion, and amortization	47,296	39,620	44,558
Asset retirement obligation accretion	123	84	113
Exploration	405	889	64
Impairments	3,177	—	173
Loss (gain) on derivative instruments	3,684	12,962	(396)
Net cash payments on settled derivative instruments	974	18,646	1,950
Stock-based compensation, net	4,183	2,401	3,094
Other income, net	(104)	37	(173)
Adjusted EBITDAX	$58,453	$72,552	$35,610

Reconciliation of Adjusted Net Income to Net Income

(In thousands)

	Three Months Ended June 30,		Three Months Ended March 31,
	2016	2015	2016
Net income (loss)	$(9,801)	$(5,453)	$(17,416)
Impairments	3,177	—	173
Loss (gain) on derivative instruments	3,684	12,962	(396)
Net cash payments on settled derivative instruments	974	18,646	1,950
Stock-based compensation - non-recurring	682	—	—
Other income, net	(104)	37	(173)
Income tax expense (benefit) for above items	(2,370)	(13,146)	(369)
Adjusted Net Income (Loss)	$(3,758)	$13,046	$(16,231)

Summary Balance Sheet

(In thousands)

	June 30, 2016	December 31, 2015
Cash and cash equivalents	$32,855	$142,741
Other current assets	40,006	44,799

Total current assets	72,861	187,540
Property, plant and equipment, net	2,835,851	2,758,630
Other long-term assets	15,644	21,263

Total assets	$2,924,356	$2,967,433

Current liabilities	67,917	77,402
Long-term debt	687,305	686,512
Other long-term liabilities	333,099	344,935
Total stockholders’ equity	1,836,035	1,858,584

Total liabilities and stockholders’ equity	$2,924,356	$2,967,433

Investor Contact:

Scott McNeill

Chief Financial Officer

214-252-2700

Alyssa Stephens

Director, Investor Relations

214-252-2764

Investor Relations:

IR@rsppermian.com

214-252-2790

Source: RSP Permian, Inc.